Exhibit 3.1

CERTIFICATE OF FORMATION

BMO COMMERCIAL MORTGAGE SECURITIES LLC

This Certificate of Formation of BMO COMMERCIAL MORTGAGE SECURITIES LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1.	Name. The name of the limited liability company is:

BMO Commercial Mortgage Securities LLC

2.	Registered Office. The address of the registered office of the Company in Delaware is 1209 Orange Street, Wilmington, Delaware 19801.

3.

Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation to be duly executed as of the 17th day of March 2021.

/s/ Deborah A. Abernathy
Deborah A. Abernathy, Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 06:29 PM 03/17/2021 FILED 06:29 PM 03/17/2021 SR 20210947089 – File Number 5551316